Exhibit 99.1

FOR IMMEDIATE RELEASE

Stoneridge Reports Second-Quarter 2022 Results

MIRROREYE OEM TAKE RATES REMAIN STRONGER THAN ORIGINAL EXPECTATIONS WITH

INCREASED OUTLOOK FOR 2023

SECOND-QUARTER PERFORMANCE IMPACTED BY FX HEADWINDS

2022 Second-Quarter Results

•	Sales of $220.9 million
•	Adjusted sales of $205.7 million
•	Gross profit of $38.6 million (18.7% of adjusted sales)
o	Excluding unfavorable impact of foreign currency vs. Q1, adjusted gross margin of 19.7%
•	Operating loss of ($5.9) million
•	Adjusted operating loss of ($6.5) million ((3.2%) of adjusted sales)
o	Excluding unfavorable impact of foreign currency vs. Q1, adjusted operating margin of (2.3%)
•	Adjusted EBITDA of $2.3 million (1.1% of adjusted sales)
•	Loss per share (“EPS”) of ($0.27)
•	Adjusted EPS of ($0.29)
o	Net foreign currency unfavorably impacted adjusted EPS in the quarter by ($0.06) versus prior expectations

2022 Full-year Guidance Update

•	Reducing full-year 2022 midpoint revenue guidance by $15 million to $865 million ($855 million - $875 million) to reflect slower-than-expected improvement in customer production volumes despite strong end-market demand
•	Reducing midpoint adjusted EPS guidance ($0.17) to a midpoint of ($0.20) (($0.25) – ($0.15))
o	Updated full-year revenue guidance expected to reduce adjusted EPS by ~($0.11) in the second half
o	Incremental non-operating expenses, including FX, tax and interest expense expected to reduce adjusted EPS guidance by ~($0.11) (incremental ~($0.05) expected in second half)
o	Operational performance and cost control expected to drive incremental improvement for the remainder of the year

NOVI, Mich. – August 3, 2022 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the second quarter ended June 30, 2022, with sales of $220.9 million and loss per share of ($0.27). Adjusted sales were $205.7 million and adjusted EPS was ($0.29) for the second quarter. Sales were adjusted to normalize the impact of $15.3 million of electronic component spot buys recovered from customers within the quarter. The exhibits attached hereto provide reconciliation detail on this and all other normalizing adjustments.

For the second quarter of 2022, Stoneridge reported gross profit of $38.6 million (18.7% of adjusted sales). Operating loss was ($5.9) million and adjusted operating loss was ($6.5) million ((3.2%) of adjusted sales). Adjusted EBITDA was $2.3 million (1.1% of adjusted sales). Excluding the unfavorable impact of foreign currency rates, adjusted gross, operating and EBITDA margins would have been approximately 19.7%, (2.3%) and 0.9%, respectively.

Jon DeGaynor, president and chief executive officer, commented, “In the second quarter, our team continued to adapt to volatile production schedules, limited material availability and continued rising material costs. Although material costs continue to create a headwind, we have significantly reduced the net impact of rising material costs on our financial performance as we have offset approximately 90% of these incremental costs incurred year-to-date through price increases and cost recovery actions. Our performance was negatively impacted by foreign currency exchange rate movements during the quarter resulting in an adjusted EPS headwind of $0.06. We continue to focus on controlling the variables within our control and adapting our cost structure to align with current market conditions. While production and material availability remain volatile, we are seeing improvements in customer production forecasts as a result of improved material availability. We expect that the actions we have taken, and will continue to take, will result in strong run-rate financial performance as our end-markets and supply chains continue to recover.”

DeGaynor continued, “Although macroeconomic conditions continue to be challenging, we remain focused on the initiatives that will drive long-term, profitable growth. Market demand continues to be strong for the first OEM MirrorEye® program in Europe with take rates averaging approximately 35%. That said, material availability is constraining take rates in 2022. Based on discussions with our first OEM partner, we expect the take rate will continue to expand as supply chain issues subside and are forecasting the take rate to be greater than 50% heading into next year. This has the potential to drive significant revenue upside and strong contribution margins going-forward.”

Second Quarter in Review

Control Devices sales totaled $85.0 million, an increase of 0.7% relative to adjusted sales excluding the impact of the divested business in the second quarter of 2021, primarily due to customer price increases offset by COVID-19 related shutdowns impacting production in China in the second quarter of 2022. Second quarter adjusted operating margin was 4.8%, a decrease of 220 basis points relative to the second quarter of 2021, primarily due to the increase in material costs as a result of supply chain constraints and inflation, offset by negotiated price increases.

Control Devices sales were consistent with our first quarter sales, primarily due to incremental revenue on actuation program ramp-ups offset by continued volatility in customer production volumes and COVID-19 related shutdowns impacting production volumes in China. Second quarter adjusted operating margin decreased 310 basis points relative to the first quarter of 2022, primarily due to a one-time favorable SG&A benefit related to a legal settlement recognized in the first quarter of 2022 and higher material costs from supply chain constraints and inflation.

Electronics adjusted sales totaled $115.1 million, an increase of 18.3% relative to sales in the second quarter of 2021, primarily due to increased end-market demand, customer price increases and the ramp-up of new program launches partially offset by an unfavorable foreign currency impact of $11.8 million. Second quarter adjusted operating margin was (2.2%), a decrease of 40 basis points relative to the second quarter of 2021 primarily due to fixed cost leverage on incremental sales offset by an increase in material costs as a result of supply chain constraints.

Relative to the first quarter of 2022, Electronics adjusted sales increased 6.4%, primarily due to increased end-market demand, expansion of recently launched programs and pricing actions offset by an unfavorable foreign currency impact of $1.8 million. Excluding the unfavorable impact of foreign currency, sales increased by 8.0%. Adjusted operating margin increased 30 basis points relative to the first quarter of 2022, primarily due to reduced net engineering spend as well as reduced SG&A costs offset by an unfavorable foreign currency impact of approximately $2.1 million. Excluding the unfavorable impact of foreign currency, operating margin improved by 210 basis points versus the first quarter of 2022.

Stoneridge Brazil sales were $13.3 million, a decrease of 10.4% relative to sales in the second quarter of 2021, primarily due to lower sales in most product lines partially offset by favorable foreign currency impact of $1.0 million. First quarter adjusted operating margin decreased 440 basis points relative to the second quarter of 2021, primarily due to unfavorable fixed cost leverage on lower sales.

Relative to the first quarter of 2022, Stoneridge Brazil sales increased by $1.3 million primarily due to favorable foreign currency impact of $0.7 million. Stoneridge Brazil adjusted operating margin decreased by 140 basis points relative to the first quarter of 2022 primarily due to higher SG&A and D&D spend.

Cash and Debt Balances

As of June 30, 2022, Stoneridge had cash and cash equivalents balances totaling $40.7 million. Total debt as of June 30, 2022 was $162.0 million. The 2022 amendment to the Company’s $300 million credit facility provides for a covenant relief period through the end of Q1 2023 at which point covenants revert back to pre-amendment levels. This amendment to the credit facility waives the maximum leverage ratio covenant for the first three quarters of 2022 and modifies the fourth quarter of 2022 covenant to include a maximum 4.75x leverage ratio. This amendment also modified the minimum interest coverage covenant for each quarter of 2022. The Company expects to remain in compliance with the amended existing covenants through the covenant relief period.

2022 Outlook

Matt Horvath, chief financial officer, commented, “The pricing and supply chain actions taken in the first half of the year continue to provide relief on incremental material costs. Driven primarily by limited material availability, customer production forecasts have not recovered as quickly as we expected despite continued strong end-market demand. As a result, we are reducing the midpoint of our 2022 adjusted revenue guidance by $15 million to $865 million to reflect updated second half expectations. This results in a reduction to adjusted EPS of approximately $0.11 based on our expected contribution margin of 25% to 30%.”

Horvath continued, “We are reducing our margin guidance to reflect reduced fixed cost leverage on lower expected revenue, offset in part by a continued focus on reducing operating expenses and aligning our cost structure with current market conditions. Additionally, we expect incremental interest and tax expense to reduce adjusted EPS by approximately $0.05 for the remainder of the year. As a result, including consideration for second quarter performance, we are reducing our full-year adjusted EPS guidance to a mid-point of ($0.20).”

The Company announced updated full-year sales guidance of $855.0 million to $875.0 million, adjusted gross margin guidance of 21.25% to 21.75% and adjusted operating margin guidance of 0.75% to 1.25%. Full-year tax expense guidance was updated to $5.5 million to $6.5 million. Adjusted EBITDA margin guidance was updated to 4.75% to 5.25%. Adjusted EPS guidance was updated to ($0.25) – ($0.15).

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2022 second-quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, August 4, 2022, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic components, modules and systems for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements

Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business, and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:

•	the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•	fluctuations in the cost and availability of key materials (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and components and our ability to offset cost increases through negotiated price increases with our customers or other cost reduction actions;
•	global economic trends, competition and geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and the related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and China or other countries;
•	our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;

•	the impact of COVID-19, or other future pandemics, on the global economy, and on our customers, suppliers, employees, business and cash flows;
•	the reduced purchases, loss or bankruptcy of a major customer or supplier;
•	the costs and timing of business realignment, facility closures or similar actions;
•	a significant change in automotive, commercial, off-highway or agricultural vehicle production;
•	competitive market conditions and resulting effects on sales and pricing;
•	our ability to manage foreign currency fluctuations
•	customer acceptance of new products;
•	our ability to successfully launch/produce products for awarded business;
•	adverse changes in laws, government regulations or market conditions, including tariffs, affecting our products or our customers’ products;
•	our ability to protect our intellectual property and successfully defend against assertions made against us;
•	liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•	labor disruptions at our facilities or at any of our significant customers or suppliers;
•	business disruptions due to natural disasters or other disasters outside of our control;
•	the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving Credit Facility;
•	capital availability or costs, including changes in interest rates or market perceptions;
•	the failure to achieve the successful integration of any acquired company or business;
•	risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•	the items described in Part I, Item IA (“Risk Factors”) of our 2021 10-K filed with the SEC.

The forward-looking statements contained herein represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.

Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2022 and 2021 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted sales, adjusted gross income and margin, adjusted operating income (loss) and margin, adjusted net loss, adjusted loss per share, adjusted EBITDA, adjusted EBITDA margin, adjusted loss before tax, adjusted income tax expense and adjusted tax rate are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.

Adjusted sales, adjusted gross income and margin, adjusted operating income (loss) and margin, adjusted net income loss, adjusted loss per share, adjusted EBITDA, adjusted EBITDA margin, adjusted loss before tax and adjusted tax rate should not be considered in isolation or as a substitute for sales, gross profit, operating income (loss), net loss, loss per share, income before tax, income tax expense, tax rate, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.

For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in thousands)	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$40,692	$85,547
Accounts receivable, less reserves of $1,938 and $1,443, respectively	159,733	150,388
Inventories, net	144,108	138,115
Prepaid expenses and other current assets	51,247	36,774
Total current assets	395,780	410,824
Long-term assets:
Property, plant and equipment, net	105,137	107,901
Intangible assets, net	45,928	49,863
Goodwill	33,537	36,387
Operating lease right-of-use asset	15,483	18,343
Investments and other long-term assets, net	42,549	42,081
Total long-term assets	242,634	254,575
Total assets	$638,414	$665,399

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of debt	$4,178	$5,248
Accounts payable	109,179	97,679
Accrued expenses and other current liabilities	67,111	70,139
Total current liabilities	180,468	173,066
Long-term liabilities:
Revolving credit facility	157,820	163,957
Deferred income taxes	9,286	10,706
Operating lease long-term liability	12,313	14,912
Other long-term liabilities	5,999	6,808
Total long-term liabilities	185,418	196,383
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	-	-
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 27,318 and 27,191 shares outstanding at June 30, 2022 and December 31, 2021, respectively, with no stated value	-	-
Additional paid-in capital	230,455	232,490
Common Shares held in treasury, 1,648 and 1,775 shares at June 30, 2022 and December 31, 2021, respectively, at cost	(51,081)	(55,264)
Retained earnings	200,734	215,748
Accumulated other comprehensive loss	(107,580)	(97,024)
Total shareholders' equity	272,528	295,950
Total liabilities and shareholders' equity	$638,414	$665,399

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2022	2021	2022	2021
Net sales	$220,936	$191,334	$441,994	$385,129
Costs and expenses:
Cost of goods sold	182,372	148,493	361,987	296,202
Selling, general and administrative	28,938	31,380	56,337	60,756
Gain on sale of Canton Facility, net	-	(30,718)	-	(30,718)
Design and development	15,554	15,495	32,582	30,146
Operating (loss) income	(5,928)	26,684	(8,912)	28,743
Interest expense, net	1,217	1,860	3,003	3,626
Equity in loss (earnings) of investee	377	(496)	458	(1,110)
Other (income) expense, net	(596)	(272)	735	86
(Loss) income before income taxes	(6,926)	25,592	(13,108)	26,141
Provision for income taxes	413	5,794	1,906	6,213
Net (loss) income	$(7,339)	$19,798	$(15,014)	$19,928

(Loss) earnings per share:
Basic	$(0.27)	$0.73	$(0.55)	$0.74
Diluted	$(0.27)	$0.72	$(0.55)	$0.73

Weighted-average shares outstanding:
Basic	27,269	27,137	27,234	27,077
Diluted	27,269	27,432	27,234	27,442

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Six months ended June 30, (in thousands)	2022	2021
OPERATING ACTIVITIES:
Net (loss) income	$(15,014)	$19,928
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	13,618	14,099
Amortization, including accretion and write-off of deferred financing costs	4,323	3,126
Deferred income taxes	(1,868)	1,658
Loss (earnings) of equity method investee	458	(1,110)
Gain on sale of fixed assets	(95)	(139)
Share-based compensation expense	2,834	2,761
Excess tax deficiency (benefit) related to share-based compensation expense	259	(289)
Gain on settlement of net investment hedge	(3,716)	-
Gain on sale of Canton Facility, net	-	(30,718)
Gain on disposal of business, net	-	(740)
Change in fair value of earn-out contingent consideration	-	1,215
Changes in operating assets and liabilities:
Accounts receivable, net	(15,481)	(17,175)
Inventories, net	(11,864)	(24,750)
Prepaid expenses and other assets	(15,538)	(3,084)
Accounts payable	16,577	13,610
Accrued expenses and other liabilities	7,689	(1,033)
Net cash used for operating activities	(17,818)	(22,641)

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(14,890)	(14,043)
Proceeds from sale of fixed assets	140	474
Proceeds from settlement of net investment hedge	3,820	-
Proceeds from disposal of business, net	-	1,050
Proceeds from sale of Canton Facility, net	-	35,167
Investment in venture capital fund, net	(450)	(1,599)
Net cash (used for) provided by investing activities	(11,380)	21,049

FINANCING ACTIVITIES:
Revolving credit facility borrowings	11,190	30,000
Revolving credit facility payments	(16,500)	(40,000)
Proceeds from issuance of debt	19,163	21,888
Repayments of debt	(20,358)	(25,082)
Earn-out consideration cash payment	(6,276)	-
Repurchase of Common Shares to satisfy employee tax withholding	(699)	(2,349)
Net cash used for financing activities	(13,480)	(15,543)

Effect of exchange rate changes on cash and cash equivalents	(2,177)	(1,197)
Net change in cash and cash equivalents	(44,855)	(18,332)
Cash and cash equivalents at beginning of period	85,547	73,919

Cash and cash equivalents at end of period	$40,692	$55,587

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$3,022	$3,468
Cash paid for income taxes, net	$3,936	$6,645

Regulation G Non-GAAP Financial Measure Reconciliations

Reconciliation to US GAAP

Exhibit 1 - Adjusted EPS

Reconciliation of Q2 2022 Adjusted EPS

(USD in millions)	Q2 2022	Q2 2022 EPS
Net Loss	$(7.3)	$(0.27)

Add: After-Tax Brazilian Indirect Tax Credit	(0.6)	(0.02)
Adjusted Net Loss	$(7.9)	$(0.29)

Reconciliation of Q1 2022 Adjusted EPS

(USD in millions)	Q1 2022	Q1 2022 EPS
Net Loss	$(7.7)	$(0.28)

Add: After-Tax Write-off of Deferred Financing Fees	0.4	0.01
Adjusted Net Loss	$(7.4)	$(0.27)

Exhibit 2 – Adjusted EBITDA

Reconciliation of Adjusted EBITDA

(USD in millions)	Q2 2021	Q3 2021	Q4 2021	Q1 2022	Q2 2022
Income (Loss) Before Tax	$25.6	$(9.8)	$(3.9)	$(6.2)	$(6.9)
Interest expense, net	1.9	1.4	0.1	1.8	1.2
Depreciation and amortization	8.5	8.2	8.7	8.7	8.5
EBITDA	$36.0	$(0.2)	$5.0	$4.3	$2.8
Add: Pre-Tax Change in Fair Value of Earn-Out (Stoneridge Brazil)	1.1	0.2	0.6	-	-
Less: Pre-Tax TSA and Monetary Correction (Stoneridge Brazil)	-	-	(1.1)	-	-
Less: Pre-Tax Gain from Disposal of MSIL Joint Venture	-	-	(1.8)	-	-
Add: Pre-Tax Restructuring Costs	0.3	0.7	0.1	-	-
Less: Pre-Tax Gain on Sale of Canton Facility	(30.7)	-	-	-	-
Add: Pre-Tax Business Realignment Costs	0.1	1.1	0.0	0.0	-
Add: Pre-Tax Brazilian Indirect Tax Credit, Net	0.6	-	-	-	(0.6)
Less: Pre-Tax Gain from Disposal of Soot Sensor Business	-	-	(0.4)	-	-
Less: Pre-Tax Sale of Soot Sensor Product Inventory	-	-	0.1	-	-
Adjusted EBITDA	$7.4	$1.8	$2.4	$4.3	$2.3

Exhibit 3 – Adjusted Gross Profit

Reconciliation of Adjusted Gross Profit

(USD in millions)	Q2 2021	Q1 2022	Q2 2022
Gross Profit	$42.8	$41.4	$38.6

Add: Pre-Tax Restructuring Costs	0.3	-	-
Add: Pre-Tax Business Realignment Costs	0.0	-	-
Adjusted Gross Profit	$43.1	$41.4	$38.6

Exhibit 4 - Adjusted Operating Income

Reconciliation of Adjusted Operating Income (Loss)

(USD in millions)	Q2 2021	Q1 2022	Q2 2022
Operating Income (Loss)	$26.7	$(3.0)	$(5.9)

Add: Pre-Tax Change in Fair Value of Earn-Out (Stoneridge Brazil)	1.1	-	-
Add: Pre-Tax Restructuring Costs	0.3	-	-
Less: Pre-Tax Gain on Sale of Canton Facility	(30.7)	-	-
Add: Pre-Tax Business Realignment Costs	0.1	-	-
Add: Pre-Tax Brazilian Indirect Tax Credit, Net	0.6	-	(0.6)
Adjusted Operating Loss	$(1.9)	$(3.0)	$(6.5)

Exhibit 5 – Segment Adjusted Operating Income

Reconciliation of Control Devices Adjusted Operating Income

(USD in millions)	Q2 2021	Q1 2022	Q2 2022
Control Devices Operating Income	$37.1	$6.8	$4.1

Add: Pre-Tax Restructuring Costs	0.3	-	-
Less: Pre-Tax Gain on Sale of Canton Facility	(30.7)	-	-
Control Devices Adjusted Operating Income	$6.6	$6.8	$4.1

Reconciliation of Electronics Adjusted Operating Loss

(USD in millions)	Q2 2021	Q1 2022	Q2 2022
Electronics Operating Loss	$(1.8)	$(2.7)	$(2.5)

Add: Pre-Tax Restructuring Costs	0.0	-	-
Add: Pre-Tax Business Realignment Costs	(0.0)	-	-
Electronics Adjusted Operating Loss	$(1.8)	$(2.7)	$(2.5)

Reconciliation of Stoneridge Brazil Adjusted Operating Income (Loss)

(USD in millions)	Q2 2021	Q1 2022	Q2 2022
Stoneridge Brazil Operating Income (Loss)	$(0.7)	$0.5	$1.0

Add: Pre-Tax Change in Fair Value of Earn-Out (Stoneridge Brazil)	1.1	-	-
Add: Pre-Tax Business Realignment Costs	0.1	0.0	-
Add: Pre-Tax Brazilian Indirect Tax Credit, Net	0.6	-	(0.6)
Stoneridge Brazil Adjusted Operating Income	$1.1	$0.5	$0.4

Exhibit 6 – Adjusted Sales

Reconciliation of Adjusted Sales

(USD in millions)	Q2 2021	Q1 2022	Q2 2022
Sales	$191.3	$221.1	$220.9

Less: Sales from Spot Purchase Recoveries	-	(24.4)	(15.3)
Adjusted Sales	$191.3	$196.6	$205.7

Exhibit 7 – Control Devices Adjusted Sales

Reconciliation of Control Devices Adjusted Sales Excluding Disposed Soot Sensor Business

(USD in millions)	Q2 2021	Q1 2022	Q2 2022
Control Devices Sales	$86.7	$85.0	$85.0

Less: Sales from Disposed Soot Sensor Business	(2.3)	-	-
Control Devices Adjusted Sales Excluding Disposed Soot Sensor Business	$84.4	$85.0	$85.0

Exhibit 8 – Control Devices Adjusted Operating Income Excluding Disposed Soot Sensor Business

Reconciliation of Control Devices Adjusted Operating Income Excluding Disposed Soot Sensor Business

(USD in millions)	Q2 2021	Q1 2022	Q2 2022
Control Devices Adjusted Operating Income	$6.6	$6.8	$4.1

Less: Pre-Tax Operating Loss from Disposed Soot Sensor Business	(0.7)	-	-
Control Devices Adjusted Operating Income Excluding Disposed Soot Sensor Business	$6.0	$6.8	$4.1

Exhibit 9 – Electronics Adjusted Sales

Reconciliation of Electronics Adjusted Sales

(USD in millions)	Q2 2021	Q1 2022	Q2 2022
Electronics Sales	$97.3	$132.7	$130.4

Less: Sales from Spot Purchase Recoveries	-	(24.4)	(15.3)
Electronics Adjusted Sales	$97.3	$108.3	$115.1

Exhibit 10 – Adjusted Tax Rate

Reconciliation of Adjusted Tax Rate

(USD in millions)	Q2 2022	Tax Rate
Loss Before Tax	$(6.9)

Add: Pre-Tax Brazilian Indirect Tax Credit	(0.8)
Adjusted Loss Before Tax	$(7.7)

Income Tax Expense	0.4	(6.0)%

Add: Tax Impact from Pre-Tax Adjustments	(0.2)

Adjusted Income Tax Expense	$0.2	(2.8)%

Exhibit 11 – Adjusted Q2 Results Excluding FX Impact

Reconciliation of Adjusted Sales Ex. FX Impact*

(USD in millions)	Q2 2022
Adjusted Sales	$205.7

Add: FX Impact	1.6
Adjusted Sales Ex. FX Impact	$207.3

Reconciliation of Gross Profit Ex. FX Impact*

(USD in millions)	Q2 2022
Gross Profit	$38.6

Add: FX Impact	2.3
Gross Profit Ex. FX Impact	$40.8

Reconciliation of Adjusted Operating Loss Ex. FX Impact*

(USD in millions)	Q2 2022
Adjusted Operating Loss	$(6.5)

Add: FX Impact	1.6
Adjusted Operating Loss Ex. FX Impact	$(4.9)

Reconciliation of Adjusted EBITDA Ex. FX Impact*

(USD in millions)	Q2 2022
Adjusted EBITDA	$2.3

Add: FX Impact	(0.3)
Adjusted EBITDA Ex. FX Impact	$2.0

Reconciliation of Electronics Adjusted Sales Ex. FX Impact*

(USD in millions)	Q2 2022
Electronics Adjusted Sales	$115.1

Add: FX Impact	1.8
Electronics Adjusted Sales Ex. FX Impact	$117.0

Reconciliation of Electronics Operating Loss Ex. FX Impact*

(USD in millions)	Q2 2022
Electronics Operating Loss	$(2.5)

Add: FX Impact	2.1
Electronics Operating Loss Ex. FX Impact	$(0.5)

*Adjusted for estimated foreign currency translation and transaction impact using first quarter average foreign currency rates